Exhibit 99.1

Insight Announces Third Quarter 2003 Results

    NEW YORK--(BUSINESS WIRE)--Oct. 31, 2003--Insight Communications Company (Nasdaq: ICCI) today reported financial information for the quarter ended September 30, 2003.
    The Company announced selected quarterly financial results on October 29, 2003. Full financial results were delayed pending the decision of the Financial Accounting Standards Board ("FASB") regarding SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", in particular its guidance for the treatment of minority interest. All results presented in the original earnings release on October 29, 2003 are unaffected by this decision as it relates to minority interest. Attached below is a complete discussion of operating results for the three months ended September 30, 2003 and 2002, including the items discussed in the previous press release, which remain unchanged. Also included are the consolidated balance sheets, consolidated statements of operations, and other supplemental financial and operating statistics which typically accompany Insight's quarterly earnings release.

    Operating results for the three months ended September 30, 2003 compared to the three months ended September 30, 2002

    The $22.3 million or 11% increase in revenue was primarily a result of gains in high-speed Internet and digital service revenue, which increased 57% and 30% over the prior year's quarter, primarily due to an increased customer base. In addition, basic cable service revenue increased 5%, primarily due to basic rate increases.
    Revenue Generating Units ("RGUs") were approximately 1,934,900 as of September 30, 2003 compared to approximately 1,753,600 as of September 30, 2002. This represents a growth rate of 10%. Giving effect to the Griffin swap, RGUs grew 10% from the prior year quarter. RGUs represent the sum of basic, digital, high-speed Internet, and telephone customers.
    Average monthly revenue per basic customer, including management fee revenue and SourceSuite revenue, was $58.81 for the three months ended September 30, 2003, compared to $53.24 for the three months ended September 30, 2002 primarily reflecting the continued successful rollout of new product offerings in all markets. Average monthly revenue per basic customer for high-speed Internet and digital service increased to $11.78 for the three months ended September 30, 2003, up from $8.25 for the three months ended September 30, 2002.
    Programming and other operating costs increased $10.8 million or 15%. Programming costs increased 5%, primarily attributable to increased programming rates, an increase in customers served, and additional programming in the newly rebuilt systems. These increases were offset by a $3.1 million credit due to the settlement of a programming contract. Excluding the settlement of the programming contract, programming costs increased 11%. Other operating costs increased 44%, primarily attributable to increased high-speed Internet costs driven by the net addition of 83,900 high-speed Internet customers, year over year. In addition, labor costs increased due to the transition from upgrade activities to maintenance activities associated with the growth of new customers.
    Selling, general and administrative expenses increased $5.5 million or 13%, primarily as a result of increased costs related to annual salary increases and payroll related costs for existing employees, some of which are one-time expenses, as well as the addition of new employees. In addition, marketing expenses increased to support the continued roll-out of new products; legal fees also increased related to ongoing litigation. Partially offsetting these increases was an increase in marketing support funds (recorded as a reduction to selling, general and administrative expenses) for the promotion of new channel launches.
    Depreciation and amortization expense decreased $5.8 million or 9%, primarily as a result of a one-time $11.1 million write-down of obsolete video on demand equipment in the three months ended September 30, 2002. Excluding this impairment charge, depreciation and amortization increased $5.3 million or 10%, primarily as a result of additional capital expenditures through September 30, 2003 to support the continued rebuild of the Illinois systems, extend the plant, and continue the rollout of digital, high-speed Internet and telephone services to existing and new service areas.
    Operating cash flow ("OCF") increased $6.0 million or 6%, primarily due to increased basic, digital and high-speed Internet revenue, offset by increases in programming and other operating costs and selling, general and administrative costs. The following is a reconciliation of operating income to OCF:



                                     Three months ended September 30,
                                            2003             2002
                                     --------------------------------
                                                (in thousands)
Operating income                           $41,833          $30,052
Adjustment:
   Depreciation and amortization            56,667           62,450
                                    --------------------------------

Operating Cash Flow                        $98,500          $92,502
                                    ================================


    Interest expense remained relatively flat quarter over quarter. The increase of $3.3 million or 7% is primarily due to the inclusion of $5.0 million of accruals for preferred interests in accordance with SFAS No. 150, effective July 1, 2003. Previously, the accrual was treated as a dividend below net income or loss. Additionally, the increase is related to higher outstanding debt, which averaged $2.7 billion for the three months ended September 30, 2003, versus $2.5 billion for the three months ended September 30, 2002. These increases were partially offset by a decrease in interest expense due to lower interest rates, which averaged 7.6% for the three months ended September 30, 2003, versus 8.7% for the three months ended September 30, 2002.
    Minority interest decreased $21.4 million or 184% to expense of $9.8 million from income of $11.6 million. The decrease is a direct result of the increase in net income attributable to common interests recorded by Insight Midwest primarily due to the gain on settlement of a programming contract partially offset by the loss from the extinguishment of the Coaxial debt.
    For the three months ended September 30, 2003, the net loss was $8.8 million.
    Insight Communications (NASDAQ: ICCI) is the 9th largest cable operator in the United States, serving approximately 1.4 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight specializes in offering bundled, state-of-the-art services in mid-sized communities, delivering basic and digital video, high-speed Internet and the recent deployment of voice telephony in selected markets to its customers.

    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight Communications anticipates. Factors that could have a material and adverse impact on actual results include competition, increasing programming costs, changes in laws and regulations, our substantial debt and the other risk factors described in Insight Communications' annual report on Form 10-K, as amended, for the year ended December 31, 2002. All forward-looking statements in this press release are qualified by reference to the cautionary statements included in Insight Communications' Form 10-K.




                 INSIGHT COMMUNICATIONS COMPANY, INC.
                      CONSOLIDATED BALANCE SHEETS
                        (dollars in thousands)


                                          September 30,   December 31,
                                               2003           2002
                                          -------------   ------------
                                            unaudited
Assets
Cash and cash equivalents                      $54,010        $74,850
Investments                                      4,891          3,666
Trade accounts receivable, net of
 allowance for doubtful accounts of
 $1,220 and $1,296 as of September 30,
 2003 and December 31, 2002                     23,717         25,725
Launch funds receivable                          7,599          5,197
Prepaid expenses and other assets               24,027         16,177
                                        --------------- --------------
 Total current assets                          114,244        125,615

Fixed assets, net                            1,208,372      1,220,251
Goodwill                                        72,430         72,965
Franchise costs                              2,361,959      2,331,282
Deferred financing costs, net of
 accumulated amortization of $12,424 and
 $9,030 as of September 30, 2003 and
 December 31, 2002                              31,838         33,298
Other non-current assets                         5,170          5,651
                                        --------------- --------------
 Total assets                               $3,794,013     $3,789,062
                                        =============== ==============

Liabilities and stockholders' equity
Accounts payable                               $48,854        $47,220
Accrued expenses and other liabilities          32,613         23,035
Accrued property taxes                          24,079         14,428
Accrued programming costs                       39,729         34,922
Deferred revenue                                10,801          4,132
Interest payable                                44,041         24,685
Debt - current portion                          46,688          5,000
Preferred interest distribution payable              -          5,250
                                        --------------- --------------
 Total current liabilities                     246,805        158,672

Deferred revenue                                 5,023          6,533
Debt                                         2,745,940      2,576,004
Other non-current liabilities                    6,134         53,085

Minority interest                              228,876        224,803
Preferred interests                                  -        191,820

Stockholders' equity:
Preferred stock; $.01 par value; 100,000,000
 shares authorized; no shares issued and
 outstanding as of September 30, 2003 and
 December 31, 2002                                   -              -
Common stock; $.01 par value:
 Class A - 300,000,000 shares authorized;
  50,495,531 and 50,704,390 shares issued
  and outstanding as of September 30, 2003
  and December 31, 2002                            505            507
 Class B - 100,000,000 shares authorized;
  8,879,468 and 9,354,468 shares issued
  and outstanding as of September 30, 2003
  and December 31, 2002                             88             93
Additional paid-in-capital                     806,878        829,873
Accumulated deficit                           (249,956)      (237,956)
Deferred stock compensation                     (4,888)        (5,882)
Accumulated other comprehensive income
 (loss)                                          8,608         (8,490)
                                        --------------- --------------
 Total stockholders' equity                    561,235        578,145
                                        --------------- --------------
 Total liabilities and stockholders'
  equity                                    $3,794,013     $3,789,062
                                        =============== ==============

Note: Certain prior period amounts have been reclassified to conform to the current period presentation.







                 INSIGHT COMMUNICATIONS COMPANY, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
               (in thousands, except per share amounts)

                                  Three months         Nine months
                               ended September 30, ended September 30,
                               ------------------- -------------------
                                 2003      2002      2003      2002
                               --------- --------- --------- ---------

Revenue                        $228,395  $206,046  $666,487  $599,615

Operating costs and expenses:
 Programming and other
  operating costs                81,655    70,841   243,161   210,946
 Selling, general and
  administrative                 48,240    42,703   140,285   125,117
 High-speed Internet charges          -         -         -     4,116
 Depreciation and amortization   56,667    62,450   171,936   160,375
                               --------- --------- --------- ---------
Total operating costs and
 expenses                       186,562   175,994   555,382   500,554
                               --------- --------- --------- ---------

Operating income                 41,833    30,052   111,105    99,061

Other income (expense):
 Gain on cable system exchange        -         -    26,992         -
 Interest expense               (54,291)  (50,947) (156,307) (153,713)
 Interest income                    296       422       778     1,760
 Other                           (1,134)      (25)      681       (50)
                               --------- --------- --------- ---------
Total other expense, net        (55,129)  (50,550) (127,856) (152,003)
Loss before minority interest,
 investment activity,
 extinguishments of
 obligations, gain on contract
 settlement and income taxes    (13,296)  (20,498)  (16,751)  (52,942)
Minority interest                (9,792)   11,610    (7,778)   25,699
Loss from early extinguishments
 of debt                        (10,879)        -   (10,879)        -
Loss on settlement of put
 obligation                     (11,979)        -   (11,979)        -
Gain on settlement of
 programming contract            37,137         -    37,137         -
Impairment write-down of
 investments                          -         -    (1,500)     (205)
                               --------- --------- --------- ---------
Loss before income taxes         (8,809)   (8,888)  (11,750)  (27,448)

Provision for income taxes            -      (125)     (250)     (375)
                               --------- --------- --------- ---------
Net loss                         (8,809)   (9,013)  (12,000)  (27,823)
Accrual of preferred interests        -    (5,050)  (10,353)  (15,007)
                               --------- --------- --------- ---------
Net loss applicable to common
 stockholders                   $(8,809) $(14,063) $(22,353) $(42,830)
                               ========= ========= ========= =========

Basic and diluted loss per
 share attributable to common
 stockholders                     $(.15)    $(.23)    $(.38)    $(.71)
Basic and diluted weighted-
 average shares outstanding      59,393    60,294    59,332    60,273


Note: Certain prior period amounts have been reclassified to conform to the current period presentation.






                 INSIGHT COMMUNICATIONS COMPANY, INC.
                       SUPPLEMENTAL INFORMATION
                              (unaudited)
                            (in thousands)

                                      Three months ended September 30,
                                             2003           2002
                                      ----------------   ------------
Insight Consolidated
--------------------
   Revenues                                  $228,395       $206,046
   System Cash Flow *                         104,774         96,839
   System Cash Flow Margin                       45.9%          47.0%
   Corporate Overhead                          (6,883)        (5,055)
   Management Fee Income                          609            718
   Operating Cash Flow *                       98,500         92,502
   Operating Cash Flow Margin                    43.1%          44.9%
   Capital Expenditures                        47,022         66,485
   Total Debt, including Preferred
    Interests**                             2,792,628      2,746,921

Reconciliation of Operating Income to
-------------------------------------
Operating & System Cash Flow
----------------------------
  Operating income                            $41,833        $30,052
       Adjustment:
           Depreciation and
            amortization                       56,667         62,450
                                      ----------------   ------------
  Operating Cash Flow*                        $98,500        $92,502
                                      ----------------   ------------
       Adjustments:
          Corporate Overhead                    6,883          5,055
          Management Fee Income                  (609)          (718)
                                      ----------------   ------------
  System Cash Flow *                         $104,774        $96,839
                                      ================   ============


                                       Nine months ended September 30,
                                              2003           2002
                                      ----------------   ------------
Insight Consolidated
--------------------
   Revenues                                  $666,487       $599,615
   System Cash Flow *                         298,827        272,296
   System Cash Flow Margin                       44.8%          45.4%
   Corporate Overhead                         (17,629)       (14,923)
   Management Fee Income                        1,843          2,063
   Operating Cash Flow *                      283,041        259,436
   Operating Cash Flow Margin                    42.5%          43.3%
   Capital Expenditures                       131,133        188,104
   Total Debt, including Preferred
    Interests**                             2,792,628      2,746,921

Reconciliation of Operating Income to
-------------------------------------
Operating & System Cash Flow
----------------------------
  Operating income                           $111,105        $99,061
       Adjustment:
           Depreciation and
            amortization                      171,936        160,375
                                      ----------------   ------------
  Operating Cash Flow*                       $283,041       $259,436
                                      ----------------   ------------
       Adjustments:
          Corporate Overhead                   17,629         14,923
          Management Fee Income                (1,843)        (2,063)
                                      ----------------   ------------
  System Cash Flow *                         $298,827       $272,296
                                      ================   ============


      * Operating cash flow ("OCF") represents operating income before depreciation and amortization. System cash flow represents OCF excluding management fees and, for Insight Consolidated, corporate overhead.

     ** As of September 30, 2003, there were no preferred interests outstanding.

Certain prior period amounts have been reclassified to conform to the current period presentation.






                 INSIGHT COMMUNICATIONS COMPANY, INC.
                         OPERATING STATISTICS
       (in thousands, except per customer and penetration data)


                                           Q3         Q2        Q3
                                          2003 *     2003 *    2002
                                      ------------ --------- ---------

Customer Relationships                    1,323.5   1,321.8   1,306.8

Total Average Monthly Revenue per
 Customer                                  $58.81    $57.10    $53.24

Basic Cable
-----------
  Homes Passed                            2,313.5   2,300.2   2,248.8
  Basic Cable Customers                   1,293.4   1,295.7   1,289.0
  Basic Cable Penetration                    55.9%     56.3%     57.3%

   Cable Revenue                         $135,829  $133,625  $128,777
   Average Monthly Cable Revenue per
    Customer                                34.97     34.21     33.27

High-Speed Internet (HSI)
-------------------------
  "Modem Ready" Homes Passed              2,222.3   2,189.0   1,920.0
    Modem Customers                         208.5     179.5     124.6
  "Modem Ready" Penetration                   9.4%      8.2%      6.5%

  High-Speed Internet Revenue             $24,346   $22,352   $15,488
  Average Monthly HSI Revenue per
   Customer                                  6.27      5.72      4.00
  Average Monthly HSI Revenue per HSI
   Customer                                 41.84     42.85     45.27

Digital Cable
-------------
  Digital Universe                        1,243.3   1,241.7   1,213.5
  Digital Customers                         383.7     360.2     317.1
  Digital Cable Penetration                  30.9%     29.0%     26.1%

  Digital Revenue                         $21,391   $20,049   $16,466
  Average Monthly Digital Revenue per
   Customer                                  5.51      5.13      4.25
  Average Monthly Digital Revenue per
   Digital Customer                         19.17     18.68     17.94

Telephone
---------
  Telephone Universe (marketable homes)     641.2     612.9     402.3
  Telephone Customers                        49.3      42.2      22.9
  Telephone Penetration (to marketable
   homes)                                     7.7%      6.9%      5.7%

  Telephone Revenue                        $3,232    $2,796    $1,735
  Average Monthly Telephone Revenue
   per Customer                              0.83      0.72      0.45

Advertising Revenue
-------------------
  Advertising Revenue                     $14,550   $15,179   $13,007
  Average Monthly Advertising Revenue
   per Customer                              3.75      3.89      3.36

Other Revenue
-------------
  Other Revenue                           $29,047   $29,046   $30,573
  Average Monthly Other Revenue per
   Customer                                  7.48      7.43      7.91


    *2003 customer data includes effects of the swap of our Griffin, GA system for the managed New Albany, IN and Shelbyville, KY systems.

    Certain prior period amounts have been reclassified to conform to the current period presentation.

    Note: All "per customer" figures reflect revenue per Basic Cable
Customers.







                 INSIGHT COMMUNICATIONS COMPANY, INC.
                  NCTA STANDARD REPORTING CATEGORIES
                         CAPITAL EXPENDITURES
                              (unaudited)
                            (in thousands)

                           -------------------------------------------
                             Q3 2003   YTD 2003   2003 FY    2002 FY
Insight Consolidated          Actual     Actual   Guidance    Actual
----------------------------------------------------------------------
Customer Premise Equipment    $18,489    $61,992  $107,380   $106,060
Scaleable Infrastructure        3,514     10,071    13,775     32,019
Line Extensions                 6,288     14,480    21,254     29,446
Upgrade/Rebuild                 7,533     26,078    31,065     87,735
Support Capital                11,198     18,512    26,503     27,744
                           -------------------------------------------
Total Insight Consolidated    $47,022   $131,133  $199,977   $283,004
                           -------------------------------------------





                 INSIGHT COMMUNICATIONS COMPANY, INC.
                      RECONCILIATION OF OPERATING
                       INCOME TO FREE CASH FLOW
                              (unaudited)
                            (in thousands)

                             Three Months Ended     Nine Months Ended
                                September 30,         September 30,
                               2003        2002      2003      2002
                            -----------  -------- ---------- ---------
Operating income               $41,833   $30,052   $111,105   $99,061
   Depreciation and
    amortization                56,667    62,450    171,936   160,375
                            -----------  -------- ---------- ---------
Operating Cash Flow             98,500    92,502    283,041   259,436

   Changes in working
    capital accounts (1)        (7,135)     (189)    (3,109)  (32,156)
   Cash paid for interest      (24,516)  (24,185)  (108,175) (109,403)
   Cash paid for taxes              (2)       (4)      (425)     (313)
                            -----------  -------- ---------- ---------
Net cash provided by
 operating activities           66,847    68,124    171,332   117,564

   Capital expenditures        (47,022)  (66,485)  (131,133) (188,104)
   Distribution of preferred
    interests                   (4,554)   (7,000)   (11,554)  (14,000)
                            -----------  -------- ---------- ---------
Free (negative) cash flow      $15,271   $(5,361)   $28,645  $(84,540)
                            ===========  ======== ========== =========

(1) Changes in working capital accounts is based on the net cash changes in current assets and current liabilities, excluding changes related to interest and taxes and other non-cash expenses. Additionally, the changes in working capital accounts includes the cash paid for the settlement of a put obligation and cash paid on the early extinguishment of debt.

    CONTACT: Insight Communications
             Dinesh C. Jain, 917-286-2300